INTEGRITY MANAGED PORTFOLIOS

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on May 1, 2012 between Viking Fund Management, LLC, (the "Adviser") and Integrity Managed Portfolios (the "Trust") on behalf of each series of the Trust (each a "Fund" or collectively the "Funds").

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Funds and the Adviser that:

1.

The Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses with respect to each Fund other than the Kansas Insured Intermediate Fund, through November 29, 2013, so that Net Annual Operating Expenses of each Fund do not exceed 1.08%.

2.

With respect to the Kansas Insured Intermediate Fund, the Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses through November 29, 2012, so that Net Annual Operating Expenses of the Fund do not exceed 0.75%.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2012.

INTEGRITY MANAGED PORTFOLIOS

By: ___________________________________
President

VIKING FUND MANAGEMENT, LLC

By: ___________________________________
President